Exhibit 10.86
SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is made as of March 1, 2011 (the “Effective Date”) by and between The Spectranetics Corporation, a Delaware corporation (the “Company”), and ______________ (the “Executive”).

WHEREAS, the Executive currently serves as ______________ of the Company;

WHEREAS, the Company believes that it is in the best interests of the Company and its shareholders to retain the services of Executive and to provide an incentive for Executive's continued employment by the Company without the distraction resulting from the possibility of an uncompensated involuntary termination of employment by the Company; and

WHEREAS, in furtherance of the foregoing, the Company and the Executive desire to set forth the compensation which Executive shall be entitled to receive in the event that Executive's employment with the Company is terminated under the circumstances described herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.    Obligations of Company and Executive Upon Termination of Executive

(a)    Severance

(i)If Company terminates Executive's employment with the Company other than for Cause (as defined below) or the Executive's disability, or if Executive terminates his employment with the Company for Good Reason (as defined below), Company will pay Executive, an amount equal to: (a) 50% of Executive's annual base salary as in effect on the date of termination (the “Termination Date”), and (b) an amount equal to Executive's annual cash variable compensation/bonus, calculated at the “Target” level, as established by the Compensation Committee of the Board of Directors in the variable compensation plan for the year in which the termination occurs, (collectively the “Severance Amount”).

(ii)The Severance Amount will be paid on the 60th day after the date of such termination in a single lump sum payment of cash. The Company's obligation to pay the Severance Amount will be in effect if, and only if, Executive executes a general release of claims in a form provided by the Company, against the Company, its subsidiaries and affiliates, within 21 days (or, to the extent required by applicable law, 45 days) following the Termination Date and Executive does not revoke such release within 7 days thereafter.

For purposes of this Agreement:

“Cause” means Executive's:

1.
failure or neglect to perform the duties of the Executive's position with the Company and any other duties that are assigned to Executive by the Board of Directors of the Company when such failure continues for 15 days after written notice from the Company describing the failure;

2.	misconduct in connection with the performance of any of Executive's duties including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations to which the Company or Executive is subject;

3.	material breach of any of the provisions this Agreement or any other agreement between Executive and the Company;

4.	commission of an act involving dishonesty, theft or unethical business conduct whether or not in connection with Executive's employment; or

5.	disloyalty to the Company.

“Good Reason” means, without the Executive's consent, a material diminution by the Company in the authority, duties, or responsibilities of Executive.

Notwithstanding the foregoing, Executive will not be deemed to have terminated for Good Reason unless (A) Executive provides written notice to the Company of the existence of the condition described above within thirty (30) days after Executive has knowledge of the initial existence of such condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), and (C) Executive terminates employment within ninety (90) days after Executive provides written notice to the Company of the existence of the condition referred to in clause (A).

(b)    Executive's Termination Obligations. On the Termination Date, Executive will be deemed to have resigned from all offices and directorships, if any, then held with the Company or any subsidiary or affiliate, and, at the Company's request, Executive will execute such documents as are necessary or desirable to effectuate such resignations. Furthermore, on the Termination Date, Executive will return all property of the Company, including but not limited to any confidential or propriety information (howsoever stored in any format) in Executive's possession or control, as well as such other property including but not limited to any Computer, Blackberry, IPAD, or cell phone, keys, building cards, company credit cards, or the like.

(c)    Payments of Accrued Obligations Upon Termination of Employment. In the event of Executive's termination of employment by the Company for any reason, the Company will pay Executive or Executive's estate or legal representative (as applicable) (i) all unpaid salary and unpaid vacation accrued by Executive through the Termination Date, (ii) any unreimbursed business expenses incurred by Executive through the Termination Date, in accordance with Company policy, and (iii) except in the case of a termination for Cause or disability, and no later than 70 days from the Termination Date, any unpaid bonus for any fiscal year of the Company ended prior to the Termination Date, calculated and paid (following approval by the Compensation Committee of the Board of Directors) in accordance with the variable compensation plan for that year.

(d)    Taxes. Except to the extent otherwise required by applicable law, Executive shall be solely responsible for any and all income and other taxes with respect to the amounts payable to Executive, and the Company shall not have any obligation or liability with respect thereto or any obligation or liability to make any additional payments to Executive to cover any such taxes.

2.    Post-Termination Obligations. Executive's position is an executive-level position and is special, unique and intellectual in character. The position places Executive in a position of confidence and trust with employees, customers, and vendors of the Company. Executive's knowledge of the Company's confidential information will make it impossible for Executive to provide Executive's services to a competitor without disclosing or using Executive's knowledge of that information.

(a)    Non-Competition. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive agrees that Executive will not engage in any of the following activities during his/her employment and for a period of one year after the Termination Date in any part of the Territory (as defined below):

i.    Whether as director, officer, consultant, employee, agent or otherwise engage in or contribute Executive's knowledge and abilities to any person or entity that engages in any aspect of the Business (as defined below), provided however that Executive may become an employee of an entity that engages in the Business if Executive's functions are limited entirely to one or more divisions of that entity and such divisions do not engage in any aspect of the Business;

ii.    Employ, solicit for employment, or attempt to employ or assist anyone in employing or soliciting for employment any person who is an employee of the Company; or

iii.    Attempt in any manner to solicit from any client or customer of the Company, sales or transactions relating to the Business, or persuade any client or customer of the Company to cease doing business or reduce the amount of business that such client or customer has customarily done with the Company.

For purposes of this Agreement,

“Business” means a business that:

1.	designs, manufactures, markets and/or sells (either directly or through third parties);

2.	medical devices for products that compete directly with products that are sold (or actively in development) by the Company at the time of the Termination Date.

“Territory” means any country of the world where the Company engages in the Business as of the Termination Date.

(b)    Enforcement.

i.The restrictions in this Section 2 are reasonable and necessary to protect the confidential information and goodwill of the Company. If any of the covenants are deemed to be invalid or unenforceable based upon the scope, duration or otherwise, such provisions will be modified to make them enforceable to the fullest extent permitted by law.

ii.    In the event of a breach or threatened breach of the provisions in the Section 2, the Company will be irreparably harmed and monetary damages will be an insufficient remedy to the Company. Executive consents to enforcement of this Section 2 by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, in addition to any other remedies the Company may have under this Agreement or otherwise, without being required to post a bond or other security.

(c)    Future Employer. Executive will provide a copy of this Agreement to any company or entity that employs Executive during the 12 month period following the Termination Date.

3.    No Term. Nothing in this Agreement is intended to create a contract for employment for a definite term. Executive's employment with the Company is for an unspecified duration and constitutes “at-will” employment. Subject to Section 1 above, Executive's employment relationship may be terminated at any time, with or without cause or for any or no cause, at the option of the Company or Executive, with or without notice.

4.    Notice. Any notice or other communication required or permitted under this Agreement will be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, Colorado 80921
Attention: General Counsel
If to Executive: at Executive's most recent address on the books and records of the Company.

5.    Withholding. All amounts payable under this Agreement will be subject to reduction to reflect such federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

6.    Code Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation the severance payment, will be paid to Executive during the six-month period following the Termination Date to the extent that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period, the Company will pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six-month period.

(b)    To the extent applicable, this Agreement will be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this Agreement or take such other actions that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 6(b) will not create any obligation on the part of the Company to adopt any such amendment or take any other action.

(c)    To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise will not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 6(a) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

7.    Miscellaneous.

(a)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(b)    Assignment. This Agreement may not be assigned by Executive, but may be assigned by the Company to any subsidiary or affiliate thereof or to any successor to its business or assets, and will inure to the benefit and be binding upon any such entities.

(c)    Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

(d)     Governing Law, Jurisdiction and Venue. This Agreement will be governed by the internal laws of the state of Colorado, without regard to its choice of law doctrine. Any proceeding relating to this Agreement will be brought in the courts of El Paso, Colorado and the Company and Executive both agree that those courts will have personal jurisdiction over each of them.

(e)    Entire Agreement. Effective as of the Effective Date, this Agreement replaces, terminates and supersedes all prior understandings or agreements between Executive and the Company regarding the subject matter hereof, provided however that Executive hereby acknowledges and reaffirms The Spectranetics Corporation Agreement for Protection of Trade Secrets and Confidential Information, dated ___________________, (the “Confidentiality Agreement”) previously entered into between him and the Company, except that Section 2 of this Agreement shall replace and supersede Section 10 of the Confidentiality Agreement.

(f)     Non-Disparagement. Executive will not make disparaging statements or remarks about the Company during or following the termination of Executive's employment. The Company and Executive will keep the provisions of this Agreement and the terms of Executive's termination and severance payments confidential, except that the parties may disclose the terms and conditions of this Agreement to their advisors or as required by law or this Agreement.

(g)    Executive's Acknowledgment. Executive acknowledges (i) that Executive has consulted with or has had the opportunity to consult with independent counsel of Executive's own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive's own judgment.

The Spectranetics Corporation
By: Roger Wertheimer Vice President	Executive officer